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                                                                 Exhibit (h)(95)

Form of

February 16, 2010

Mr. Gregory A. Frost
Janus Services LLC
151 Detroit Street
Denver, Colorado 80206

Dear Mr. Frost:

Attached is revised Appendix B to the Amended and Restated Transfer Agency Agreement dated June 18, 2002, as may be further amended from time to time (the "Agreement"), between Janus Investment Fund (the "Trust") and Janus Services LLC ("Janus Services"). The purpose of the revision is to reflect the approval of
(1) an annual fixed transfer agency fee rate for Class D Shares of 0.12% (except for JIF MM Funds); (2) the renaming of Class J Shares as Class T Shares and thereby, charging an annual fixed transfer agency fee rate by Class T Shares of 0.25%; and (3) removal of references to a blended transfer agency fee rate for Class J Shares (note: Class L Shares of Perkins Mid Cap Value Fund and Perkins Small Cap Value Fund would continue to pay the blended transfer agency fee rate of 0.12% for assets held directly with Janus Capital and 0.25% for assets held through a third-party intermediary) effective on or about February 16, 2010. Pursuant to Section 9 of the Agreement, the Trust hereby requests that Janus Services acknowledge its acceptance of the terms contained in the revised Appendix.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By:
    ---------------------------------
    Stephanie Grauerholz-Lofton
    Vice President, Chief Legal
    Counsel and Secretary


JANUS SERVICES LLC


By:
    ---------------------------------
    Gregory A. Frost
    Executive Vice President and
    Chief Financial Officer

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                                       Revised effective as of February 16, 2010

                                   APPENDIX B

I.   NON-MONEY MARKET PORTFOLIOS

(a) Each class of Shares of the Trust shall pay Janus Services LLC ("Janus Services") reasonable out-of-pocket expenses incurred in connection with any services performed directly by Janus Services as transfer agent. For Class A Shares, Class I Shares, and Class C Shares, administrative fees charged by broker/dealers, insurance companies, banks, trust companies, investment advisers, third party administrators and other financial intermediaries (collectively, "Intermediaries"), including those fees in connection with processing transactions through the National Securities Clearing Corporation ("NSCC"), similar processing channel, or manually traded may be included in such out-of-pocket expenses.

(b) Class D Shares. For transfer agency services provided directly by Janus Services, Class D Shares shall pay Janus Services a annual fee, calculated and payable for each day that this Agreement is in effect, of 1/365 of 0.12% of the daily closing net asset value of Class D Shares.

(c) Class L Shares: For transfer agency services provided directly by Janus Services, Class L Shares of the Trust shall pay Janus Services a fee, calculated and payable for each day that this Agreement is in effect, of 1/365 of 0.12% of the daily closing net asset value of Class L Shares of each portfolio on assets sold directly to shareholders. To reimburse Janus Services for its costs in engaging Intermediaries, Class L Shares shall reimburse Janus Services in the amount of 1/365 of 0.25% of the daily closing net asset value of Class L Shares of each portfolio on assets sold through Intermediaries.

(d) Class R Shares and Class S Shares: Janus Services may receive from each of the Class R Shares and Class S Shares of the Trust a fee at an annual rate of up to 0.25% of the average daily net assets of each of the Class R Shares and Class S Shares of the Trust to compensate Janus Services for providing, or arranging for the provision of recordkeeping, subaccounting and administrative services to retirement or pension plan participants or other underlying investors investing in Class R Shares or Class S Shares, respectively, through intermediary channels.

(e) Class T Shares: To reimburse Janus Services for its costs in engaging Intermediaries, Class T Shares of the Trust shall pay Janus Services in the amount of 1/365 of 0.25% of the daily closing net asset value of Class T Shares.

All fees in (b) through (e) above shall be subject to a reduction as set forth in Section 5.c. of this Agreement. If an account is open on any day of a month, the per account fee (if applicable) shall be payable for that month.

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II.  MONEY MARKET PORTFOLIOS

Notwithstanding the above, however, Janus Services agrees that it shall not look to the Funds or the Trust for compensation for its services provided under this Agreement to Janus Money Market Fund or Janus Government Money Market Fund (together, the "Money Funds"). Janus Services shall be compensated for its services to the Money Funds entirely by Janus Capital Management LLC ("Janus Capital"), the administrator to the Money Funds, pursuant to an Administration Agreement between Janus Capital and each of the Money Funds.